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                                                                    EXHIBIT 3.3

                                CARLTON FIELDS
                               ATTORNEY AT LAW


                                                              February 18, 1999

Salomon Smith Barney Inc.
388 Greenwich Street
23rd Floor
New York, New York 10013

    Re:     Tax Exempt Securities Trust
            Florida Trust 85
            (SEC Registration No. 333-64863)
            -----------------------

Gentlemen:

  We have acted as special Florida counsel to you as Sponsor of the Tax Exempt Securities Trust, Florida Trust 85 (the "Florida Trust") in connection with the issuance by the Florida Trust of units of fractional undivided interests in the Florida Trust. In that connection, you have requested our opinion as to the application of Florida state and local taxes to the Florida Trust and to investors who purchase units ("Units") in the Florida Trust.

  We have examined the Preliminary prospectus for the current Series files with the Securities and Exchange Commission on September 30, 1998. We have also examined the Trust Indenture and Agreement among Smith Barney Inc. as depositor ("Depositor"). The Chase Manhattan Bank as trustee ("Trustee"), and Kenny S&P Evaluation Services, a business unit of J.J. Kenny Company, Inc., as evaluator ("Evaluator"), dated July 16, 1987, and we have examined a copy of the draft Reference Trust Agreement dated February 18, 1999, among the Depositor, the Trustee, and the Evaluator.

  In rendering our opinion, you have authorized us to rely upon the information and opinions contained in the documents listed in the preceding paragraph. You have also authorized us to assume that the assets of the Florida Trust will consist solely of obligations of the State of Florida and its political subdivisions, bonds issued by the government of Puerto Rico, the government of Guam, or the government of the United States Virgin Islands, or cash.

  The obligations described in the preceding sentence are collectively referred to as the "Bonds."

  The Florida Trust will not be subject to the Florida income tax imposed by Chapter 220 so long as the Florida Trust transacts no business in Florida or has no income subject to federal income taxation. In addition, political subdivisions of Florida do not impose any income taxes.

  Non-Corporate Unit holders will not be subject to any Florida income taxation on income realized by the Florida Trust. Corporate Unit holders with commercial domiciles in Florida will be subject to Florida income taxation on income realized by the Trust. Other corporate Unit holders will be subject to Florida income taxation on income realized by the Florida Trust only to the extent that the income realized is other than "non-business income" as defined by Chapter 220.

  Florida Trust Units will be subject to Florida estate tax if owned by Florida residents and may be subject to Florida estate tax if owned by other decedents at death. However, the Florida estate tax is limited to the amount of credit allowable under the applicable Federal Revenue Act (currently
Section 2011 [and in some cases Section 2102] of the Internal Revenue Code of 1986, as amended) for death taxes actually paid to the several states.

  Neither the Bonds nor the Units will be subject to Florida as valorem property tax or Florida sales or use tax.

  Neither the Florida Trust nor the Units will be subject to Florida intangible personal property tax.

  Neither the issuance and sale of the Units by the Florida Trust nor the transfer of Units by a Unit holder will subject either the Florida Trust or the Unit holders to Florida documentary stamp tax.
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  For the purposes of the foregoing opinion, the following terms have the following meanings:

    (a) "Non-Corporate Unit holder" -- a Unit holder of the Florida Trust who is an individual not subject to the Florida state income-tax on corporations, under Chapter 220, Florida Statutes ("Chapter 220").

    (b) "Corporate Unit holder" -- a Unit holder of the Florida Trust that is a corporation subject to the Florida state income tax on corporations under Chapter 220.

  This letter is limited to the law in effect as of the date hereof, and we assume no responsibility for changes in the law that may become effective subsequent to the date hereof. Furthermore, this letter is not to be construed as a prediction of a favorable outcome with respect to any issue for which no favorable prediction is made herein, or as a guaranty of any tax result, or as offering a guaranty that a Florida state or local taxing authority might not differ with our conclusions, or raise other questions or issues upon audit, or that such action may not be judicially sustained.

  We have not examined any of the Bonds to be deposited in and held by the Florida Trust, and we express no opinion as to whether the interest on any such Bonds would, in fact, be tax exempt if directly received by a Unit holder; nor have we made any review of the proceedings relating to the issuance of the Bonds or the basis for the bond counsel opinions referred to herein.

  We hereby consent to the use of our name under the captions "Taxes" and "Legal Opinions" in the prospectus comprising a part of the above-referenced Registration Statement and we consent to the filing of this opinion as an exhibit to the above-Referenced Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                          Very truly yours,

                                          CARLTON, FIELDS, WARD, EMMANUEL,
                                           SMITH & CUTLER, P.A.

                                             /s/ David P. Burke
                                          By: _________________________________
                                                  David P. Burke